Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of August 1, 2012, is made by and between BRANDON STAUBER ("Seller") and H.D.D. LLC, a California limited liability company ("Buyer").

  RECITALS

A.	Seller owns fifty percent (50%) of the outstanding membership interests in Wine Spies, LLC, a California limited liability company (the "Company").

B.
Buyer desires to purchase from Seller, and the Seller desires to sell to Buyer, all of the membership interests in the Company held by Seller (the "Purchased Interest"), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  AGREEMENT

1.             Acquisition Of the Purchased Interest.  On the terms and conditions set forth in this Agreement, Seller agrees to sell the Purchased Interest to Buyer, and Buyer agrees to purchase the Purchased Interest from Seller.  Seller shall sell, assign, and transfer the Purchased Interest free and clear of any and all Encumbrances (as defined in Section 4.3(b)) and any voting agreements, proxies, or similar agreements to Buyer as of the close of business on the Closing Date (as defined in Section 3).  This Agreement, the Noncompetition Agreement (as defined in Section 6.3 below), the Consulting Agreement (as defined in Section 6.4 below) and the Transfer Documents (as defined in Section 6.11 below) shall be collectively referred to herein as the "Transaction Documents."

2.             Consideration.

2.1.	Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Purchased Interest shall be Three Hundred Twenty-Five Thousand Dollars ($325,000) (the "Purchase Price").

2.2.
Payment of the Purchase Price.  At the Closing, Buyer shall deliver to Seller (i) Two Hundred Seventy-Five Thousand Dollars ($275,000) by check or wire transfer, and (ii) a non-interest bearing promissory note payable to Seller in the principal amount of Fifty Thousand Dollars ($50,000) in the form attached hereto as Exhibit A (the "Note").  The Note shall be due and payable on or before March 1, 2013.

2.3.	Purchase Price Adjustment.

(a)           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(1)           "Net Working Capital" shall mean the difference of (i) cash and total current accounts receivable of the Company as of the Closing Date less (ii) total current accounts payable of the Company within as of the Closing Date, each as computed in accordance with generally accepted accounting principles.
(2)           "Net Working Capital Target" shall mean Zero Dollars ($0.00).

(b)           Net Working Capital Adjustment.  The Purchase Price shall be adjusted as follows:  (i) in the event that the Net Working Capital as of the Closing Date exceeds the Net Working Capital Target by more than $10,000, then the Purchase Price shall be adjusted upward by an amount equal to one-half (1/2) of the difference between the excess amount and $10,000, in which case Buyer shall promptly, but in any event within five (5) business days following the determination in accordance with Section 2.3(b) hereof, increase the principal balance of the Note by one-half (1/2) of the difference between the excess amount and $10,000; or (ii) in the event that the Net Working Capital as of the Closing Date is less than the Net Working Capital Target by more than $10,000, then the Purchase Price shall be adjusted downward in an amount equal to one-half (1/2) of the difference between the deficiency amount and $10,000, in which case Buyer shall offset such difference between the deficiency amount and $10,000 against the principal balance of the Note.

(c)           Determination of Net Working Capital.  No later than thirty (30) days following the Closing Date, Buyer shall deliver to Seller a statement (the "Closing Balance Sheet") setting forth its computation of the Net Working Capital.  The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied.  The Closing Balance Sheet shall become final and binding upon the parties fifteen (15) days following Seller's receipt thereof unless Seller gives written notice of his disagreement ("Dispute Notice") to Buyer prior to such date.  Seller shall have such fifteen (15)-day period to bring a dispute, but only on the basis that the amounts reflected on the Closing Balance Sheet were not presented in accordance with generally accepted accounting principles or were inaccurate or incomplete.  Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.  If Buyer and Seller are unable to resolve any dispute within the thirty (30)-day period after Seller's receipt of a Dispute Notice, Seller and Buyer shall jointly engage as arbitrator an accounting firm acceptable to and jointly engaged by both Buyer and Seller, provided such accounting firm has not performed accounting, tax or auditing services for Buyer or Seller or any of their respective affiliates during the past three (3) years (the "Arbitrating Accountant").  The Arbitrating Accountant shall promptly, and in any event within forty-five (45) days after the date of its appointment, determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the Net Working Capital, which shall be conclusive and binding upon the parties and not subject to appeal or judicial review.  In resolving any disputed item, the Arbitrating Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Upon the resolution of all such disputes, the Closing Balance Sheet shall be revised to reflect such resolution.  The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by each of Seller and Buyer, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.

3.             Closing.  Subject to the satisfaction or waiver of the conditions to closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on July ____, 2012 (the "Closing Date"), at the offices of Spaulding McCullough & Tansil LLP, located at 90 South E Street, Suite 200, Santa Rosa, California  95404, or at such other time, date, and place as may be mutually agreed upon.

4.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

4.1.           Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own and conduct the business now being conducted.

4.2.           Authorization.  Seller has the full right, capacity, power, and authority to execute and deliver the Transaction Documents, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Each of the Transaction Documents has been duly executed and delivered by Seller, and assuming due authorization, execution, and delivery by Buyer, constitutes the legal, valid, and binding obligations of Seller enforceable in accordance with its respective terms and conditions, except as such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting creditors' rights generally, or (ii) by general principles of equity.

4.3.           Trademark.  The Company has all right, title and interest in any trademark of the Company's name "The Wine Spies" (the "Trademark") and in the Service Marks (as defined in Section 6.5), together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.

4.4.           Ownership of the Company.

(a)           The Purchased Interest represents fifty percent (50%) of the issued and outstanding interests and rights in the Company including, without limitation, all economic interest, all rights to vote or participate in management, and all rights to information concerning the business and affairs of the Company.

(b)           Seller owns beneficially and of record the Purchased Interest and has full power and authority to sell and transfer the Purchased Interest to Buyer in the manner provided herein, free and clear of all liens, claims, charges, security interest, pledges, mortgages, rights of setoff, preemptive rights, trust arrangements, or other encumbrances of any character whatsoever (whether arising from contract, by operation of law, or otherwise) (collectively, "Encumbrances") or any voting agreements, proxies, or similar agreements.

(c)           There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any membership interests or other equity interest or rights, or any securities convertible into or exchangeable for membership interests or other equity interest or rights of the Company.  The outstanding membership interests of the Company are owned by the persons, with the respective percentage interests specified in the Amended Operating Agreement of the Company dated as of March 26, 2007 (the "Operating Agreement").

4.5.           Noncontravention.  The execution and delivery of the Transaction Documents, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification, or cancellation under, or require any notice, consent, or waiver under, any material contract, indebtedness, or agreement to which Seller or the Company is a party which would have a material adverse effect on the Company's financial condition or business as now conducted (a "Material Adverse Effect"); (ii) violate or result in the loss of any benefit under any order, judgment, or decree applicable to the Company; or (iii) result in any violation, or conflict with, or constitute a default under, the Company's Articles of Organization or the Operating Agreement.

4.6.           No Consents.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental authority or any other person is required to be obtained or made by the Company in connection with the execution, delivery, and performance of the transactions contemplated by the Transaction Documents.

4.7.           Books and Records.  The books and records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

4.8.           Taxes.  Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns required by law and has paid, or will pay prior to becoming delinquent, all taxes, assessments, and penalties shown to be due and payable on such returns, including without limitation all sales and use taxes and the annual minimum franchise tax and "gross receipts" fee applicable to limited liability companies such as the Company, except where the failure to do so would not have a Material Adverse Effect.

4.9.           Claims and Legal Proceedings.  There is no claim, litigation, proceeding or governmental investigation pending or, to Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Company.  To Seller's knowledge, there is no reasonable basis for future claims, litigations, proceedings, or investigations against the Company.

4.10.         Title; Liens.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business.

4.11.         Financial Statements. The unaudited balance sheet (the "Balance Sheet") at June 30, 2012 (the "Balance Sheet Date"), the related unaudited statements of income and cash flows as of and for the period beginning January 1, 2011 and ended December 31, 2011 and the interim statements of income and cash flows as of and for the period beginning January 1, 2012 and ended June 30, 2012 (collectively, the "Financial Statements") of the Company, are attached as Exhibit B hereto. The Financial Statements were prepared in good faith, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP"), and fairly and accurately present the Company's financial position, results of operations and cash flows as of the dates and for the periods indicated.

4.12.         Absence of Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the Balance Sheet, (b) liabilities not in excess of $10,000 in the aggregate, which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Material Adverse Effect.

4.13.         Absence of Changes.  Since the Balance Sheet Date, there has been no material adverse change in the business, prospects, condition (financial or otherwise), or results of operations of the Company, other than changes occurring in the ordinary course of business (which ordinary course changes have not, individually or in the aggregate, had a Material Adverse Effect).

4.14.         Related Parties. None of the Company's members, managers, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, banking, consulting, legal, accounting or familial relationship with any of the Company's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or in any firm or corporation which competes with the Company except that such persons may own stock in (but not exceeding three percent (3%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company.

4.15.         Brokers and Finders.  Seller has not engaged any brokers, finders or agents and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Documents.

4.16.           Disclosure.  To Seller's knowledge, no representation or warranty by Seller contained in this Agreement, and no statement contained in any other document, certificate, or other instrument delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  The representations and warranties made to Buyer are made with the knowledge and expectation that Buyer is relying thereon and the same shall not be affected by any investigation heretofore or hereafter made by or on behalf of Buyer.

5.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

5.1.           Good Standing.  Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own and conduct the business now being conducted.

5.2.           Authorization.  Buyer has the full right, capacity, power, and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution, and delivery by Seller, constitutes the legal, valid, and binding obligations of Buyer enforceable in accordance with its terms and conditions, except as such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting creditors' rights generally, or (ii) by general principles of equity.

5.3.           Noncontravention.  The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification, or cancellation under, or require any notice, consent, or waiver under, any material contract, indebtedness, or agreement to which Buyer is a party or by which Buyer is bound; (ii) violate or result in the loss of any benefit under any order, judgment, or decree applicable to Buyer; or (iii) result in any material violation, or material conflict with, or constitute a material default under, Buyer's organizational documents, as may be amended to date.

5.4.           No Consents.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance of the transactions contemplated by this Agreement.

5.5.           Brokers and Finders.  Buyer has not engaged any brokers, finders or agents and neither Seller nor Buyer has, nor will, incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

5.6.           Disclosure.  To Buyer's knowledge, no representation or warranty by Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  The representations and warranties made to Seller are made with the knowledge and expectation that Seller is relying thereon and the same shall not be affected by any investigation heretofore or hereafter made by or on behalf of Seller.

6.             Certain Covenants.

6.1.           Inspection.  Prior to the Closing Date, Seller shall (i) give Buyer and its authorized representatives and advisors full access, during normal business hours, to all facilities of the Company; (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Company as may be reasonably requested by Buyer and their authorized representatives and advisors; and (iii) permit Buyer and its authorized representatives and advisors to review all books, records, and contracts relating to the Company's operations.  The Buyer shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer from Seller pursuant to this Section 6.1 or otherwise disclosed in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, unless Seller shall give its written consent to the contrary, or unless otherwise required or permitted by law.

6.2.           Company's Books and Records.  Prior to the Closing, Seller shall, upon at least twenty-four (24) hours advance written notice by Buyer, permit Buyer to inspect the Company's books and records.

6.3.           Noncompetition Agreement.  Seller shall enter into a Noncompetition, Nonsolicitation, and Nondisclosure Agreement in substantially the form attached hereto as Exhibit C (the "Noncompetition Agreement") pursuant to which Seller shall agree not to compete with the Company within the United States for a period of four (4) years.

6.4.           Consulting Agreement.  Seller shall enter into a consulting agreement between the Company and Seller in substantially the form attached hereto as Exhibit D  (the "Consulting Agreement") pursuant to which Seller shall provide services to the Company on the terms and conditions set forth therein.

6.5.           Use of Names.  Seller hereby agrees to not, and to cause each of his Affiliates (as defined herein) to not use the terms "The Wine Spies," "Agent White," "Agent Red," "Agent Sparkle," and "Agent Blush," or any derivation thereof (collectively, the "Service Marks", and together with the Trademark, the "Marks"), in connection with the formation, development, or expansion of any existing or new business venture.  As used herein, the term "Affiliate" shall mean any individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity, directly or indirectly, through one or more intermediaries, controlled by, or under common control of Seller.  The term "control" as used in the immediately preceding sentence shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, association, or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

6.6.           Assignment of Marks.  Seller hereby recognizes and acknowledges the Company as the sole owner of the Marks.  To the extent Seller has, or may acquire, any rights in the Marks, Seller hereby irrevocably assigns and transfers to the Company all right, title and interest he has, or may acquire, in and to the ownership of the Marks together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.  To the extent Jason Seeber has, or may acquire, any rights in the Marks, Seller hereby agrees to obtain and deliver to Buyer at Closing an assignment of marks duly executed by Jason Seeber (the "Assignment of Marks") in which Jason Seeber irrevocably assigns and transfers to the Company all right, title and interest he has, or may acquire, in and to the ownership of the Marks together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.

6.7.           Resignation.  Effective as of the Closing Date, Seller does hereby resign as manager and employee of the Company.

6.8.           Seller's Release.

(a)           Except for the obligations created by this Agreement and that certain Joinder Agreement by and between Seller and Jason Seeber of even date herewith, Seller and his successors, heirs and assigns, do hereby absolutely, fully and forever release, relieve, waive, relinquish, absolve, acquit and discharge Buyer and the Company and their respective managers, members, agents and representatives of and from any and all manner of claims, demands, promises, cause or causes of action, action or actions, suits, debts, liabilities, obligations, costs, expenses, sums of money, controversies, damages, accounts, reckonings and liens of every kind or nature whatsoever, whether mature, contingent, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, suspected, unsuspected or otherwise, which they have, may have or have owned, or held at any time by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof in any way arising out of or relating to, or in connection with, the Company's operations, Seller's ownership of membership interest in the Company, Seller's employment by the Company, Seller's relationship with the Company, or Seller's relationship with Buyer.

(b)           Seller acknowledges and agrees that the release set forth in Section 6.8(a) above is a full and final release applying not only to all claims that are presently known, anticipated, or disclosed, but also to all claims that are presently unknown, unanticipated, and undisclosed.  SELLER HEREBY WAIVES ANY AND ALL RIGHTS OR BENEFITS THAT HE MAY NOW HAVE OR MAY HAVE IN THE FUTURE REGARDING CLAIMS, UNDER THE TERMS OF CALIFORNIA CIVIL CODE SECTION 1542 ("Section 1542"), WHICH PROVIDES AS FOLLOWS:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Seller, being aware of Section 1542, hereby expressly waives and relinquishes any rights or benefits he has or may have thereunder in connection with the release provided herein, as well as under any other statute or common law principle of similar effect.

6.9.           Right to Offset.  The Buyer expressly reserves against Seller the right to offset against sums payable to Seller under this Agreement and/or the Note an amount equal to any Damages (as defined in Section 8.2(a) below) sustained by either of Buyer or the Company for which they are entitled to be indemnified pursuant to Section 8.2(a) below.

6.10.         Public Announcements.  Each party agrees not to make any public announcement in regard to this Agreement or the transactions contemplated hereby and thereby without the other party’s prior written consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form, and content of such required disclosures.

6.11.         Company Documents.  Upon request by Buyer, Seller hereby agrees to execute, acknowledge and deliver all such consents, minutes or waivers of the Company's members or managers reasonably necessary and appropriate to authorize the transactions contemplated by this Agreement or to comply with the requirements of the California Corporations Code (the "Company Documents").

6.12.         Transfer Documents.  Upon request by Buyer, Seller hereby agrees to deliver any agreements or instruments reasonably required by Buyer to evidence the unencumbered transfer of the Purchased Interest from Seller to Buyer (the "Transfer Documents").

6.13.         Taxes.  Seller shall pay all sales, use, transfer, and other taxes associated with the transactions contemplated by this Agreement.

6.14.         Further Actions.  At the Closing, and from time to time thereafter, upon the request of either party, the other party agrees to execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assurances, and other documents as may be reasonably requested by the requesting party to evidence and implement the transactions described in this Agreement.

7.             Conditions to Closing.

7.1.           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are expressly conditioned upon satisfaction of all the following conditions on or prior to the Closing, unless waived by each of Buyer:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in the Transaction Documents shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of such date;

(b)           Good Standing Certificates.  Seller shall deliver to Buyer at the Closing (i) a certificate of the Secretary of State of the State of California, dated as of a date within five (5) days of the Closing Date, with respect to the good standing of the Company and (ii) a certificate of the Franchise Tax Board of the State of California dated as of a date within five (5) days of the Closing Date, with respect to the good standing of the Company;

(c)           Certificate of Release.  Seller shall deliver to Buyer at the Closing a Certificate of Release from the California Employment Development Department (the "EDD") stating that, as of a date not more than fifteen (15) days before the Closing Date, no contributions, interest or penalties are due to the EDD from the Company;

(d)         Operating Agreement.  The Company, Buyer, and Jason Seeber shall enter into a mutually agreeable Amended and Restated Operating Agreement of the Company dated as of the Closing Date;

(e)         Approval. Seller shall satisfy, and the Company shall pay all fees and other costs related thereto, any and all applicable federal or state filing or licensing requirements and deliver to Buyer receipts of any and all applicable federal or state regulatory approvals which are required in connection with the transactions contemplated by the Transaction Documents;

(f)          Taxes.  The Company shall have filed all tax returns and paid in full all sales and income taxes in a timely manner, including estimated taxes, due to the Franchise Tax Board, Board of Equalization, and the Internal Revenue Service.

(g)           Bank Accounts.  The Company shall establish new signature cards and appoint Jim Bielenberg and Phillip Hurst as authorized persons and signatories for all of the Company's bank accounts.

(h)           Title and Transfer.  Seller shall deliver to Buyer an Assignment of Membership Interests representing the Purchased Interest in substantially the form attached hereto as Exhibit E (the "Assignment of Membership Interest");

(i)           Spousal Consent.  Seller shall deliver to Buyer a duly executed Spousal Consent substantially in the form attached hereto as Exhibit F (the "Spousal Consent");

(j)           Assignment of Marks.  Seller shall deliver to Buyer an original of the Assignment of Marks duly executed by Jason Seeber;

(k)          Noncompetition Agreement.  Seller shall deliver to Buyer a duly executed counterpart of the Noncompetition Agreement;

(l)           Consulting Agreement.  Seller shall deliver to Buyer a duly executed counterpart of the Consulting Agreement;

(m)         Company Documents.  If requested by Buyer, Seller shall deliver or cause the delivery of the Company Documents to Buyer;

(n)          Transfer Documents.  If requested by Buyer, Seller shall deliver or cause the delivery of the Transfer Documents to Buyer; and

(o)          Performance.  Seller shall have performed and complied with the covenants and agreements required by the Transaction Documents to be performed and complied with by Seller on or prior to the Closing Date.

7.2.          Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are expressly conditioned upon satisfaction of all the following conditions on or prior to the Closing, unless waived by Seller:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of such date;

(b)           Promissory Note.  Buyer shall deliver to Seller a duly executed original of the Note;

(c)           Noncompetition Agreement. Buyer shall cause the delivery to Seller of a duly executed counterpart to the Noncompetition Agreement;

(d)           Consulting Agreement.  Buyer shall cause the delivery to Seller of a duly executed counterpart to the Consulting Agreement; and

(e)           Performance.  Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

8.	Survival and Indemnification.

8.1.           Survival.  All representations and warranties of Seller contained in this Agreement or in any of the Transaction Documents or certificate delivered pursuant hereto or thereto shall survive the Closing for a period of two (2) years after the Closing Date, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto.  The covenants and agreements of Seller contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2.	Indemnification.

(a)           Seller shall indemnify, defend, and hold harmless Buyer and the Company (including each of their respective successors and assigns) from and against all losses, claims, assessments, demands, damages, liabilities, obligations, costs, and expenses, including without limitation, reasonable attorney fees and costs (collectively, "Damages") sustained or incurred by either of Buyer or the Company (i) by reason of the breach of any of the obligations, covenants, or provisions of the Transaction Documents, or the inaccuracy of any of the representations or warranties made by Seller; (ii) arising out of or relating to any liabilities or obligations of Seller; (iii) arising out of or relating to all third party claims or litigation relating to the intentional acts, willful misconduct, or negligence of Seller; or (iv) arising out of or relating to any liabilities of the Company not disclosed to Buyer in the Financial Statements.

(b)           Buyer shall indemnify, defend, and hold harmless Seller, from and against all Damages sustained or incurred by Seller (i) by reason of the breach of any of the obligations, covenants or provisions of this Agreement, or the inaccuracy of any of the representations or warranties made by, Buyer herein; (ii) arising out of or relating to any liabilities or obligations of Buyer; (iii) arising out of or relating to all third party claims or litigation relating to incidents occurring after the Closing Date in connection with the Company, except any Damages arising from or relating to the acts or omissions of Seller; or (iv) arising out of or relating to all third party claims or litigation related to any services provided by the Company after the Closing Date.

9.             Legal Representation.  The parties acknowledge that the law firm of Spaulding McCullough & Tansil LLP has prepared this Agreement and represents solely the interests of Buyer.  Seller does hereby represent and warrant that he has received, or has had the opportunity and adequate time to receive, independent tax and legal advice from counsel of such party's choice with respect to the advisability of entering into and performing such party's obligations under this Agreement.  Seller does hereby represent and warrant that such party has read and understands the terms and conditions of this Agreement.

10.           Notice.  Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein.  A notice shall be deemed effectively given as follows:  (i) upon personal delivery and actual receipt by intended recipient; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested.  Addresses for notice shall be as, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

If to Seller:

Brandon Stauber
150 Front Street #24
Exeter, NH 03833

With a copy, which shall not constitute notice, to:

Ronald J. Stauber, Inc.
1880 Century Park East Suite 315
Los Angeles, CA 90067
Attn: Ronald J. Stauber

If to Buyer

H.D.D. LLC
P.O. Box 1532
Healdsburg, CA 95448
Attn: Managers

With a copy, which shall not constitute notice, to:

Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, CA 95404
Attn: Kevin J. McCullough

11.	Miscellaneous Provisions.

11.1. Further Assurances.  Each party shall execute and deliver such papers, documents, and instruments, and perform such acts as are necessary or appropriate to implement the terms of this Agreement and the intent of the parties hereto.

11.2. Survival.  Except as otherwise provided herein, all of the terms, representations, warranties, covenants, and other provisions of this Agreement shall survive and remain in effect after the Closing Date.

11.3. Expenses.  Each party shall pay its own costs and expenses, including, without limitation, the fees and expenses of their respective legal counsel and financial advisers incidental to the execution of this Agreement and the consummation of the transactions contemplated hereby.

11.4. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior understandings or agreements of the parties, whether written or oral.

11.5. Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party or parties to be bound thereby.

11.6. Waivers.  No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

11.7. Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

11.8. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.9. Survival.  Except as otherwise provided herein, all of the terms, representations, warranties, covenants, and other provisions of this Agreement shall survive and remain in effect after the date of this Agreement.

11.10. Construction.  Any rule of construction to the affect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.  All words used herein will be construed to be of the gender or number the circumstances require.  Terms that are not specifically defined herein shall be given their ordinary meaning.  Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference.  Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other; (ii) the masculine, feminine, and neutral genders will each be construed to include the others; (iii) "shall," "will," "must," "agree," and "covenants" are each mandatory; (iv) "may" is permissive; (v) "or" is not exclusive; (vi) "includes" and "including" are not limiting; and (vii) "knowledge" will mean actual knowledge.

11.11. Headings.  The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

11.12. Governing Law; Venue.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  The parties hereby acknowledge and agree that this Agreement was made in the County of Sonoma in the State of California, and hereby consent to the exclusive jurisdiction and venue of such county.

11.13. Dispute Resolution.

(a)           Mutual Discussion.  If any claim, controversy, or dispute of any kind whatsoever (a "Dispute") shall arise among the parties (including their subsidiaries and affiliates) in connection with, relating to, or arising out of this Agreement or any other agreement contemplated hereby, including without limitation the interpretation, performance, nonperformance, or termination hereof or thereof, the parties shall initially attempt to settle such Dispute through mutual discussion.  Such request shall be made by any party hereto by written notice to the other parties referencing this provision.  If such Dispute has not been resolved through mutual discussion within thirty (30) days following such notice, such Dispute shall be settled by binding arbitration pursuant to Section 11.13(b) hereof.

(b)           Arbitration.  Arbitration shall be conducted by the Arbitration and Mediation Center (the "AMC") of Sonoma County or such other arbitration service mutually agreeable to the parties.  Arbitration shall be conducted in Sonoma County, California, and in accordance with the California Arbitration Act, section 1280-1294.2 of the California Code of Civil Procedure, provided such rules are not inconsistent with the express provisions set forth in this Agreement.  Arbitration shall be conducted by one (1) arbitrator with the AMC panel or such other arbitrator mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  Discovery may be conducted if determined necessary or appropriate by the arbitrator, but such arbitrator shall limit such discovery to the minimum necessary for preparation of the parties' prosecution and defense of any claim made in arbitration.  Costs of arbitration (including attorneys' fees and expenses) shall be made a part of the arbitrator's award to the prevailing party.  Arbitration pursuant to this Section 11.13 shall be the parties sole and exclusive venue for resolution of a Dispute.

(c)           Exclusions.  The dispute resolution provisions of this Section 11.13 shall not prohibit the parties from filing a judicial action to enable the recording of a notice of pending action or order of attachment, receivership, injunction, or other provisional remedy.

11.14. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.15. Attorneys’ Fees.  If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs, in addition to any other relief to which the party may be entitled.  As used herein, "prevailing party" shall include without limitation:  (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

11.16. Time of Essence.  Time is of the essence with respect to the terms, covenants, and conditions contained herein.

11.17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF. the parties have executed this Membership Interest Purchase Agreement as of the date first set forth above.

SELLER:

/s/ Brandon Stauber
Brandon Stauber

BUYER:

H.D.D. LLC.
a California limited liability company

By:	/s/ Phillip L. Hurst, Manager
Phillip L. Hurst, Manager

Exhibits:
A - Form of Promissory Note
B - Financial Statements of Company
C - Form of Noncompetition Agreement
D - Form of Consulting Agreement
E - Form of Assignment of Membership Interest
F - Form of Spousal Consent

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT B

  FINANCIAL STATEMENTS OF COMPANY

 EXHIBIT C

FORM OF NONCOMPETITION AGREEMENT

  EXHIBIT D

FORM OF CONSULTING AGREEMENT

  EXHIBIT E

  FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

  EXHIBIT F

  CONSENT OF SPOUSE OR REGISTERED DOMESTIC PARTNER